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                                                                     Exhibit 3.3

FILED

                            CERTIFICATE OF AMENDMENT
STATE OF NEVADA
                      TO THE ARTICLES OF INCORPORATION OF

                            DORSET TECHNOLOGY, INC.
JUL 09 1996


     Pursuant to the provisions of the Nevada Revised Statutes, DORSET TECHNOLOGY, INC., a Nevada corporation, adopts the following amendment to its Articles of Incorporation:
     1. The undersigned hereby certify that on the 28th day of June, 1996, a Special Meeting of the Board of Directors of Dorset Technology, Inc. was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolution was duly adopted by the Board of Directors:

          BE IT RESOLVED: That the Secretary of the corporation is hereby ordered and directed to obtain the written consent of stockholders owning at least a majority or the voting power of the outstanding stock of the corporation to call a Special Meeting of Stockholders to be held on Friday June 28, 1996, at 10:00 o'clock a.m., local time, at 50 West Liberty Street, Suite 880, Reno, Nevada 89501 for the following purposes:

          (a) To consider and vote upon proposals to amend the corporation's Articles of Incorporation as follows:

               (i) To change the name of the corporation to: HARVARD SCIENTIFIC CORP.

               (ii) To restate the capitalization of the corporation of ONE
                    HUNDRED MILLION (100,000,000) shares of stock, par value, ONE MILL ($0.001) per share.


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               (iii) To consider and vote upon a proposal to unwind a reverse split of the common stock of the corporation on a basis of one (1) share of the presently outstanding stock in exchange for two (2) shares of the restated common stock. Therefore there would be outstanding 8,749,125 shares of common stock.

     2. Pursuant to the provisions of the Nevada Revised Statutes, a majority of the stockholders holding 2,906,371 shares of the 4,374,562 shares outstanding of Dorset Technology, Inc. gave their written consent that a Special Meeting of the Shareholders be held on Friday, June 28, 1996 at 10:00 o'clock a.m., local time, at 50 West Liberty Street, Suite 880, Reno, Nevada 89501, and with regard thereto, the undersigned certify as follows:
     a. The proposal to amend Article One which is set forth below was adopted by 2,906,371 shares. There were no shares voting against the proposal and no shares abstained from voting.
     b. The proposal to amend Article Four of the Articles of Incorporation, which is set forth below, was adopted by 2,906,371 shares. There were no shares voting against the proposal and no shares abstained from voting.
          ARTICLE ONE. [NAME] The name of the corporation is:
                            HARVARD SCIENTIFIC CORP

          ARTICLE FOUR. [CAPITAL STOCK] The corporation shall have authority to issue an aggregate of ONE HUNDRED MILLION


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(100,000,000) shares of stock, par value, ONE MILL ($0.001) per share.
     All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitles as such to any unissued stock, or any other securities which the corporation may now or hereafter be authorized to issue.
     The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.
     Holders of the corporation's Common Stock shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.
     c. The proposal to unwind a reverse split of the common stock of the corporation on the basis of the exchange of one (1) share of the presently outstanding capital stock for two (2) shares of the restated authorized Common Stock was adopted by 2,906,371 shares. There were no shares abstained from voting.


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     IN WITNESS WHEREOF, the undersigned being the President and Secretary of
Dorset Technology, Inc., a Nevada corporation, hereunto affix their signatures this 8th day of July, 1996.

                                        DORSET TECHNOLOGY, INC.

                                        By: /s/ Ian Hicks
                                           -----------------------------
                                                Ian Hicks
                                                President

                                        By: /s/ Angela Barkevich
                                           -----------------------------
                                                Angela Barkevich
                                                Assistant Secretary




STATE OF                      )
                              ) ss.
COUNTY OF                     )

     On the 14th day of June, 1996, before me, the undersigned, a Notary Public in and for the State of California, personally appeared Ian Hicks, President and Angela Barkevich, Assistant Secretary of Dorset Technology, Inc. a Nevada corporation, known to me to be the persons described in and who executed the foregoing instrument, and who acknowledged to me that they executed the same freely and voluntarily, in behalf of and in their capacities as President and Assistant Secretary respectively of Dorset Technology, Inc. for the uses and purposes therein mentioned.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

                                             /s/
                                             --------------------------------
                                             NOTARY PUBLIC
                                             Residing in
                                                         -------------

My Commission Expires:


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